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                                                                                                                    Exhibit 12.


                                             COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                   (In Thousands, except ratios)


Ratio of earnings to fixed
  charges                                                                                                      Nine Months Ended
                                                   Year Ended December 31,                                        September 30,
                                   -------------------------------------------------------------              ---------------------
                                                                                     Pro Forma                            Pro Forma
                                     1990     1991      1992       1993      1994      1994                    1995         1995
                                   -------  -------   -------    -------   -------  ------------              -------     ---------
Income before taxes                   $320     $552      $878     $1,310    $2,758       $10,961               $3,616        $6,348
  Fixed charges                        418      672       952      1,120     2,807         4,504                3,822         4,769
                                   -------  -------   -------    -------   -------   -----------              -------     ---------
                                       738    1,224     1,830      2,430     5,565        15,465                7,438        11,117
                                   -------  -------   -------    -------   -------   -----------              -------     ---------

  Fixed charges                        418      672       952      1,120     2,807         4,504                3,822         4,769
                                   -------  -------   -------    -------   -------   -----------              -------     ---------

Ratio of earnings
  to fixed charge                     1.77     1.82      1.92       2.17      1.98          3.43                 1.95          2.33
                                   =======  =======   =======    =======   =======   ===========              =======     =========


Ratio of earnings to fixed charges
  and preferred dividends

Income before taxes                $   320  $   552   $   878   $ 1,310    $ 2,758   $    10,961             $  3,616     $   6,348

Fixed charges                          418      672       952     1,120      2,807         4,504                3,822         4,769
                                   -------  -------   -------   -------    -------   -----------              -------     ---------
                                       738    1,224     1,830     2,430      5,565        15,465                7,438        11,117
                                   -------  -------   -------   -------    -------    -----------             -------     ---------

Fixed charges                          418      672       952     1,120      2,807         4,504                3,822         4,769

Preferred dividends                    270      370       294       329        375         2,250                  281         1,801
                                   -------  -------   -------   -------    -------    -----------             -------     ---------
                                       688    1,042     1,246     1,449      3,182         6,754                4,103         6,570
                                   -------  -------   -------   -------    -------    -----------             -------     ---------
Ratio of earnings to fixed
  charges and preferred
  dividends                          1.07      1.17      1.47      1.68       1.75          2.29                 1.81          1.69
                                  =======   =======   =======   =======    =======    ===========              =======     =========

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